SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                         Date of Report: January 8, 1998

                     American Communications Services, Inc.
             (Exact name of registrant as specified in its charter)

State of Delaware                   0-25314                  52-1947746
(State or other jurisdiction of     (Commission              (I.R.S. Employer
incorporation or organization)      File No.)                Identification No.)

131 National Business Parkway
Annapolis Junction, Maryland                                          20701
(Address of Principal Executive                                       (Zip Code)
Offices)

(301) 617-4200
(Registrant's telephone number,
including area code)

Item 5.           Other Events.

On December 24, 1997, American Communications Services, Inc. (NASDAQ: ACNS) issued a press release that it had extended its offer to exchange its 13 3/4% Senior Notes due 2007, which have been registered under the Securities Act of 1933, as amended, for up to $170 million aggregate principal amount of its outstanding 13 3/4% Senior Notes due 2007 (the "Old Notes"). Based on information received from its exchange agent, The Chase Manhattan Bank, the Company believes that approximately $123 million aggregate principal amount of the $170 million aggregate principal amount of Old Notes eligible to participate in the exchange offer had been tendered as of December 23, 1997. The exchange offer was extended to 5:00 p.m., New York City time, on January 7, 1998, unless extended.

On January 8, 1998, the Company issued a press release that it had extended its offer to exchange its 13 3/4% Senior Notes due 2007. Based on information received from its exchange agent, the Company believes that approximately $165 million aggregate principal amount of the $170 million aggregate principal amount of Old Notes eligible to participate in the exchange offer had been tendered as of January 7, 1998.

The exchange offer has been extended to 5:00 p.m., New York City time, on January16, 1998, unless extended. Except for the extension of the expiration date, all other terms and conditions of the exchange offer relating to the Old Notes remain as set forth in the exchange offer documents previously furnished to the holders of the Old Notes.

                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                      AMERICAN COMMUNICATIONS SERVICES, INC.
                                      By


Date:  January 8, 1998                /s/ Riley M. Murphy
                                      -------------------
                                      Riley M. Murphy, Executive Vice President
                                      Legal and Regulatory Affairs and Secretary